Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

SB One Bancorp, Inc.

Rockaway, New Jersey

We hereby consent to the incorporation by reference in the Joint Proxy Statement / Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 15, 2018, relating to the consolidated financial statements of SB One Bancorp (formerly Sussex Bancorp) and subsidiaries, and the effectiveness of SB One Bancorp’s (formerly Sussex Bancorp) internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the caption “EXPERTS” in the Joint Proxy Statement / Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

October 1, 2018